                                   EXHIBIT 11


                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                 ----------------------------------------------

                        (IN THOUSANDS, EXCEPT PER SHARE)


                                        1996      1995     1994
                                      -------    ------   ------
NET INCOME
- ----------

Income from Continuing Operations     $ 8,270    $6,174   $4,190

Discontinued Operations                (1,500)       --       --
                                      -------    ------   ------

     Net Income                       $ 6,770    $6,174   $4,190
                                      =======    ======   ======

AVERAGE SHARES OUTSTANDING
- --------------------------

Weighted average shares
     outstanding during the period,
     net of treasury shares             8,096     7,515    7,420

Common Share Equivalents:

     Common Shares to be issued
       under Stock Option Plan (a)        360       287      236
                                      -------    ------   ------

                                        8,456     7,802    7,656
                                      =======    ======   ======

NET INCOME PER SHARE
- --------------------

Continuing Operations                 $   .98    $  .79   $  .55

Discontinued Operations                  (.18)       --       --
                                      -------    ------   ------

     Net Income per share             $   .80    $  .79   $  .55
                                      =======    ======   ======


Notes (a): Calculated using the "Treasury Stock" method as if options were exercised and the funds were used to purchase Common Shares at the average market price during the period.